Exhibit 99.1

Contacts: Dudley W. Mendenhall, CFO

(760) 494-1000

or

Integrated Corporate Relations, Inc.

Investor Relations:

Andrew Greenebaum

(310) 395-2215

Media Relations:

John Flanagan/James McCusker

(203) 682-8200

K2 INC. REVISES FORECAST FOR 2005 DUE TO SOFTNESS IN PAINTBALL AND

SCHEDULES 3rd QUARTER CONFERENCE CALL

•	For fiscal year 2005, GAAP diluted earnings per share forecast of $0.66 to $0.68 and Adjusted diluted earnings per share of $0.75 to $0.77

•	Third quarter investor conference call scheduled for October 19th

Carlsbad, California – October 10, 2005 - K2 Inc. (NYSE: KTO) announced today that for fiscal year 2005 it forecasts GAAP diluted earnings per share in the range of $0.66 to $0.68, versus previous forecast of $0.77 to $0.81, and Adjusted diluted earnings per share in the range of $0.75 to $0.77, versus previous forecast of $0.87 to $0.91.

For the third quarter of 2005, K2 forecasts GAAP diluted earnings per share of approximately $0.32, and for the fourth quarter of 2005, K2 forecasts GAAP diluted earnings per share in the range of $0.23 to $0.25.

Table A provides a reconciliation of GAAP operating income to Adjusted operating income and GAAP net income to Adjusted net income for the forecast twelve months ended December 31, 2005.

Richard Heckmann, Chairman and Chief Executive Officer, said, “We continue to face a very difficult outlook in the paintball sector. Although softness in paintball has been a concern for us throughout the year as retailers have been reducing inventories, we were hopeful that this would result in a rebound in the later half of the year, which is traditionally paintball’s high season. In the third and fourth quarters of 2004, our operating income from paintball was in excess of $8.5 million, which is approximately $0.10 per share, but in our updated forecast for 2005, we are now expecting little if any contribution from this business line. The majority of paintball products are sold through the mass distribution channels, and these consumers have been particularly hard hit by rising energy costs. We are restructuring the costs in our paintball business, which should allow a return to profitability in 2006 assuming that paintball sales stabilize at current levels. On a positive note, despite the downturn in paintball, our revised forecast for the third and fourth quarters of 2005 is well above actual results in the same period in 2004, demonstrating the continued strength of our other core businesses including winter products, apparel and footwear, team sports and marine and outdoor, which continue to perform in accordance with our plan.”

K2 Inc.

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Quarterly Investor Conference Call

K2 will report third quarter financial results on Wednesday, October 19, 2005, and has scheduled its regular quarterly earnings conference call to begin at 1:30 p.m. Pacific Daylight Time (USA), on Wednesday, October 19, 2005. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare® , Pflueger® and Stearns® in the Marine and Outdoor segment; Rawlings® , Worth® , and K2 Licensing & Promotions® in the Team Sports segment; K2® , Volkl® , Marker® , Ride® and Brass Eagle® in the Action Sports segment; and, Adio® , Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel, Hawk® skateboard shoes, and Sospenders® .

Adio® , Atlas® , Brass Eagle® , Ex Officio® , Hawk® skateboard shoes, Hodgman® , JT® , K2® , Marker® , Marmot® , Pflueger® , Planet Earth® , Rawlings® , Ride® , Shakespeare® , Sospenders® , Stearns® , Tubbs® , Volkl® , Worth® and Worr Games® , are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.

K2 Inc.

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Table A

K2 Inc.

Reconciliation of Forecast GAAP to Forecast Adjusted Results

(in thousands, except for per share amounts)

	Forecast Twelve Months Ended December 31, 2005
	Low	High
Net Sales	$1,290,000	$1,315,000
Operating Income Reconciliation:
GAAP Operating Income (a)	$75,500	$77,500
Add: Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies (b)	4,290	4,290
Non-cash stock compensation expense (c)	872	872

Adjusted Operating Income	$80,662	$82,662

Net Income Reconciliation:
GAAP Net Income (a)	$32,500	$33,835
Add: Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies (b)	2,864	2,864
Non-cash stock compensation expense (c)	582	582
Amortization of capitalized debt costs (d)	1,674	1,674

Adjusted Net Income	$37,620	$38,955

GAAP and Adjusted Basic Shares Outstanding	46,270	46,270
GAAP and Adjusted Diluted Shares Outstanding	55,218	55,218
GAAP Basic EPS	$0.70	$0.73
GAAP Diluted EPS	$0.66	$0.68
Adjusted Basic EPS	$0.81	$0.84
Adjusted Diluted EPS	$0.75	$0.77

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FOOTNOTES AND RELATED INFORMATION FOR TABLE A

Explanation of adjustments:

(a)	Amounts represent K2’s forecast operating income and net income for the periods presented in accordance with U.S. generally accepted accounting principles.

(b)	Adjustment represents the forecast non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities, and the forecast non-cash amortization expense associated with the increase to fair market value of acquired inventories resulting from K2’s acquisition activities during 2004 and 2005.

(c)	Adjustment represents the forecast non-cash compensation expense resulting from restricted stock awards and modifications to stock option awards.

(d)	Adjustment represents the forecast non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, convertible subordinated debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

Intangible Assets and Goodwill

K2 is monitoring the softness in consumer demand for paintball products within its Action Sports segment and has determined that currently there are no indicators of impairment with respect to certain indefinite and finite-lived intangibles. In the event consumer demand continues to remain soft for paintball products, K2 may be required to record an impairment charge in future periods related to indefinite and finite-lived intangibles within the Action Sports segment.

Use of Adjusted Financial Information

To supplement the results forecast in accordance with U.S. generally accepted accounting principles (GAAP), for the twelve months ended December 31, 2005, K2 also used Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based results to exclude certain non-cash costs and expenses. These adjustments are not in accordance with, or an alternative for GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the twelve months ended December 31, 2005 and are indicators management uses for planning and forecasting future periods.

The excluded items include certain non-cash costs and expenses associated with K2’s acquisition activities as well as non-cash stock-based compensation expense associated with restricted stock awards because K2 management does not believe these non-cash expenses are indicative of K2’s core business. Even though such items have recurred in the past and may recur in future periods, they are driven by events such as acquisitions that are not directly related to K2’s ongoing core business operations. K2 will continue to exclude such items in its Adjusted results. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.